Dune Energy, Inc. Initiates Production and Expands Lease Holdings on Welder
                                 Ranch Property

September 8 2004 - Dune Energy, Inc. (OTC BB: DENG) announced today that it has initiated production from its Welder Ranch lease with the tie-in of the Rob Welder #1 well. As announced on July 14, 2004, the well flow tested at 1.25 mmcf/d. Up to 4 wells are planned for drilling the proved undeveloped (PUD) locations relating to the discovery of this new field.

On August 27, 2004, Dune expanded its leasehold position by exercising its option to lease 6,300 acres on its Welder Ranch property. The lease for the additional acreage is effective as of August 19, 2004. In addition, management is in discussion to further increase its lease position on lands currently controlled by Welder interests.

Commenting on the recent activity, Alan Gaines, Dune's Chairman and CEO, stated, "We are very pleased to expand our leased acreage position, and look forward to an aggressive drilling program on the Welder Ranch property commencing during the fourth quarter of 2004."

Dune Energy, Inc. is a diversified energy company with operations presently focused in South Texas.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune's Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.